Exhibit 4.4

ACCELRYS, INC.

SAR AWARD AGREEMENT

(AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN)

Pursuant to its Amended and Restated 2004 Stock Incentive Plan (the “Plan”), ACCELRYS, INC. (the “Company”), hereby grants to you (the “Participant”) a stock appreciation right upon the terms and conditions set forth below (the “SAR”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Plan, a copy of which is attached hereto as Attachment 1.

1.             GOVERNING PLAN DOCUMENT.  Your SAR is subject to all of the provisions of the Plan, which provisions are hereby made a part of this SAR Award Agreement.  In the event of any conflict between the provisions of this SAR Award Agreement and the provisions of the Plan, the provisions of the Plan shall control in all respects.

2.             DETAILS OF SAR.  The details of your SAR are as follows:

Date of Award:

Number of Shares of Common Stock Measuring the Value of this SAR:	shares (“SAR Shares”).

Base Price for SARs (“Base Price”):

Vesting Schedule:

3.             VESTING AND EXERCISE OF YOUR AWARD.  You may exercise your vested portion of this SAR at any time and from time to time in accordance with the Plan, using the notice of exercise in the form attached hereto as Attachment 2.  The number of shares of Common Stock you receive upon exercise will equal the product of (i) the number of vested SAR Shares that you designate for exercise, multiplied by (ii) the excess of the fair market value of a share on the date of exercise over the Base Price stated in Section 2 above.

4.             FORM OF PAYMENTS TO YOU.  The Company will make any payment to you under this SAR Award Agreement in the form of shares of Common Stock, with cash paid in lieu of fractional shares.  Any shares of Common Stock that you receive will be free from vesting restrictions (but subject to the terms of this SAR Award Agreement and to such legends as the Company determines to be appropriate).  Notwithstanding the foregoing, the Company will not issue share certificates to you unless you have made arrangements satisfactory to the Committee to satisfy any applicable tax withholding obligations.

5.             FAILURE OF VESTING RESTRICTIONS.  By executing this SAR Award Agreement, you acknowledge and agree that if your full- or part-time employment or service with the Company terminates under circumstances that do not result in accelerated vesting pursuant to the Plan, you will irrevocably forfeit any and all unvested rights under this SAR, and this SAR will immediately become null, void, and unenforceable.

6.             NOT A CONTRACT OF EMPLOYMENT.  By executing this Award, you acknowledge and agree that (i) any person who is terminated before full vesting of an award, such as the one granted to you by this Award, could claim that he or she was terminated to preclude vesting; (ii) you promise never to make such a claim; (iii) unless a written employment agreement specifies otherwise, you are an “at will” employee, and nothing in this Award or the Plan confers on you any right to continue an employment, service or consulting relationship with the Company, nor shall it affect in any way your right or the Company’s right to terminate your employment, service, or consulting relationship at any time, with or without Cause; and (iv) the Company would not have granted this Award to you but for these acknowledgements and agreements.

7.             TAXES.  By signing this SAR Award Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any taxes that may arise, and neither the Company nor the Administrator shall have any obligation whatsoever to pay such taxes.  To the extent the Company is required to pay any tax as a result of your receipt or exercise of this Award, you will indemnify the Company for any such payment.

8.             GOVERNING LAW; JURISDICTION AND VENUE.  This SAR Award Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in the County of San Diego, State of California.  Each of the parties hereto: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of San Diego, State of California, in connection with any legal proceeding; (ii) agrees that each state and federal court located in the County of San Diego, State of California, shall be deemed to be a convenient forum; and (iii) agrees not to assert, by way of motion, as a defense or otherwise, in any such legal proceeding commenced in any state or federal court located in the County of San Diego, State of California, any claim that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this SAR Award Agreement may not be enforced in or by such court.

9.             NOTICES.  Any notices to be delivered pursuant to this SAR Award Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

10.          SEVERABILITY.  If one or more provisions of this SAR Award Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this SAR Award Agreement and the balance of the SAR Award Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11.          BINDING AND ENTIRE AGREEMENT.  The terms and conditions of this SAR Award Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This SAR Award Agreement, together with the Plan and any attachments hereto or thereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

12.          COUNTERPARTS.  This SAR Award Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

COMPANY:	PARTICIPANT:

ACCELRYS, INC.

By:	By:

Name:	Name:

Title:

2

ATTACHMENT 1

ACCELRYS, INC. AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

ATTACHMENT 2

NOTICE OF EXERCISE

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA  92121
Attention:  2004 Stock Incentive Plan Administrator

Date of Exercise:

Ladies and Gentlemen:

This letter is intended to inform you of my election pursuant to that certain SAR Award Agreement between me and Accelrys, Inc. (the “Company”) to exercise my SAR (as defined in the SAR Award Agreement) with respect to that number of shares of the Company’s Common Stock indicated below:

Number of shares as to which SAR is exercised:

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the SAR as set forth above:

I warrant and represent to the Company that I have no present intention of distributing or selling the Shares, except as permitted under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws.

I further acknowledge that my ability to sell the Shares may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and the terms and conditions of the SAR Award Agreement and the Plan.

Very truly yours,

By:

Name: